EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
May 7, 2009

For more information, please contact:
Hugh W. Mohler, Chairman & CEO	410-427-3707
David E. Borowy, Senior Vice President & CFO	410-427-3788

Bay National Corporation Reports First Quarter Results

BALTIMORE, MD (May 7, 2009) Bay National Corporation (the “Company”) (NASDAQ: BAYN), the bank holding company for Bay National Bank, today reported a first quarter net loss of $884 thousand or ($0.41) per diluted share, as compared to a net loss of $1.49 million or ($0.69) per diluted share reported for the quarter ending March 31, 2008.  The current quarter results include a provision for credit loss of $1.05 million and net charge-offs totaling $508 thousand, the majority of which were divided among commercial, one to four family residential construction loans and one to four family residential mortgages.

Hugh W. Mohler, Chairman and CEO, stated, “The first quarter results for 2009 when compared to the first quarter results of one year ago, reflect a significant reduction in noninterest expenses that were more than offset by the decrease in interest income due to the extremely low interest rate environment in which we are operating. We strengthened our allowance for credit losses primarily as a result of the increased economic difficulties that many businesses and households are experiencing. After recording a provision for credit losses of $1.05 million and $508 thousand in net charge-offs for the quarter, our allowance for credit losses increased from $5.7 million at December 31, 2008 to $6.2 million at March 31, 2009.

The economy continues to suffer the effects of further declines in the value of real estate, which represents a substantial portion of the collateral for non-performing loans. Management is working vigorously to sell properties, increase collateral for non-performing loans, move collateral into real estate owned, and taking appropriate charge-offs to reflect the gap between collateral values and loan balances.”

Mr. Mohler continued, “As of March 31, 2009, total assets were $297.2 million, an increase of 11.3% from March 31, 2008.  Total deposits were $274.0 million and net loans were $241.8 million, increases of 18.5% and 1.6%, respectively, over the March 31, 2008 totals.

Our continued focus on conserving capital and managing interest rate risk resulted in maintaining capital levels defined as ‘adequately capitalized,’ by regulatory capital measures. We will diligently monitor and manage our capital in order to preserve and enhance long-term shareholder value.”

About Bay National Bank
Bay National Bank was founded in 2000 in response to banking industry consolidation and the distinct void these mergers created in servicing, in particular, small and mid-size businesses and their owners, business professionals, and high net worth individuals. We believe that Bay National Bank now occupies a unique niche in the banking industry. We also believe that Bay National Bank is well positioned between the much larger banks, whose size and bureaucracy can preclude them from delivering exceptional and responsive service, and the much smaller banks, which may not be able to deliver the full range of products and services sought by growing businesses and sophisticated customers.

Bay National Bank has two full-service banking offices, Baltimore and Salisbury, Maryland, residential mortgage lending operations in both Baltimore and the Eastern Shore of Maryland. It offers a complete range of commercial, private, cash management, retail, and residential mortgage banking services delivered with a high degree of respect and integrity.

The statements in this press release that “we will diligently monitor and manage our capital in order to preserve and enhance long-term value” are not historical facts and as such constitute “forward-looking statements” as defined by Federal Securities laws.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

 Potential risks and uncertainties include, but are not limited to, further deterioration in real estate values and economic conditions generally, and changes in interest rates, deposit flows and loan demand, as well as changes in competitive, governmental, regulatory, technological and other factors which may affect Bay National Corporation specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made.  Bay National Corporation will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Bay National Corporation reports filed with the U.S. Securities and Exchange Commission.

SELECTED UNAUDITED FINANCIAL DATA
AS OF MARCH 31, 2009 and 2008
(dollars in thousands, except per share data)

	2009	2008
Total assets	$297,235	$267,024
Cash and due from banks	17,833	485
Federal funds sold and other overnight investments	19,662	14,374
Other equity securities	1,192	1,157
Loans, net	241,803	237,935
Deposits	274,000	231,149
Short-term borrowings	-	8,312
Subordinated debt	8,000	8,000
Stockholders’ equity	14,130	18,481

Common shares outstanding	2,153,101	2,140,933
Book value per share	$6.56	$8.63
Ratio of interest earning assets to interest bearing liabilities	116.33%	126.77%
Stockholders’ equity as a percentage of assets	4.75%	6.92%

SELECTED UNAUDITED FINANCIAL RATIOS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 and 2008

Weighted average yield/rate on:	2009	2008
Loans	5.10%	7.26%
Investments and interest bearing cash balances	.80%	1.75%
Interest bearing liabilities	3.10%	3.73%
Net interest spread	1.86%	3.24%
Net interest margin	2.35%	3.97%

SELECTED UNAUDITED OPERATIONAL DATA
FOR THE THREE MONTHS ENDED MARCH  31, 2009 and 2008
(dollars in thousands, except per share data)

	Three Months Ended March 31
	2009	2008
Interest income	$3,188	$4,365
Interest expense	1,679	1,882
Net interest income	1,509	2,483
Provision for credit losses	1,050	2.468
Net interest income after provision for credit losses	459	15
Non-interest income	182	208
Non-interest expenses	2,109	2,679
Loss before income taxes	(1,468)	(2,455)
Income tax benefit	(584)	(969)
Net loss	$(884)	$(1,486)

PER COMMON SHARE
Basic net loss per share	$(.41)	$(.69)
Diluted net loss per share	$(.41)	$(.69)
Average shares outstanding (Basic)	2,153,101	2,139,845
Average shares outstanding (Diluted)	2,153,101	2,139,845

STOCK PRICE
High	$2.63	$11.70
Low	$.52	$8.12
Close	$1.37	$8.55

SUPPLEMENTAL INFORMATION:
(dollars in thousands)

Reconciliation of total deposits to core deposits:	March 31, 2009	March 31, 2008
Total deposits	$274,000	$231,149
National market certificates of deposit	(132,855)	(50,889)
Variable balance accounts (1 customer as of March 31, 2009 and 2008)	(8,048)	(6,898)
Portion of variable balance accounts considered to be core	3,000	3,000
Core deposits	$136,097	$176,362